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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NetSpend Holdings, Inc.:

        We consent to the incorporation by reference in the registration statement (No. 333-170023) on Form S-8 of NetSpend Holdings, Inc. of our reports dated February 24, 2012, with respect to the consolidated balance sheets of NetSpend Holdings, Inc. as of December 31, 2011 and 2010, the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2011, the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 Annual Report on Form 10-K of NetSpend Holdings, Inc.

/s/ KPMG LLP
Austin, Texas
February 24, 2012

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm